Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-156501, No. 333-174152, No. 333-196110, and No. 333-217559) pertaining to the MYR Group Inc. 2006 Stock Option Plan, 2007 Long-Term Incentive Plan (Amended and Restated as of May 1, 2014) and the 2017 Long-Term Incentive Plan of our report dated March 9, 2017, with respect to the consolidated financial statements of MYR Group Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

March 6, 2019